EXHIBIT 4.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.

INNOVUS PHARMACEUTICALS, INC.

EQUITY UNIT AGREEMENT

THIS EQUITY UNIT AGREEMENT (this “Agreement”) is made and entered into as of May 15, 2013 (the “Effective Date”), by and between INNOVUS PHARMACEUTICALS, INC., a Nevada corporation (“Issuer”), and _____________, an individual (“Investor”).

WHEREAS, Investor has delivered to Issuer $50,000 in cash; and

WHEREAS, in consideration of such investment, Issuer desires to issue to Investor, and Investor desires to receive, an equity unit (the “Unit”) and securities of the Issuer issuable upon the conversion of the Unit on the terms provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Issuer and Investor hereby agree as follows:

1. Definitions.

1.1	“Common Stock” means Issuer’s common stock, $0.001 par value.

1.2	“Conversion Price” means an amount equal to the average closing price of Common Stock for the ten trading days immediately prior to the date of conversion, multiplied by 90%, except that in the case of conversion pursuant to a Liquidation Event (Section 2.4), the “Conversion Price” shall be 90% of the value of the consideration to be received in respect of a share of Common Stock upon the Liquidation Event, as determined in good faith by the Issuer’s board of directors.

1.3	“Convertible Amount” means $50,000 plus eight percent (8%) per annum simple interest, based on a 365-day year, with such interest accruing for the period commencing on the Effective Date and ending on the Date of Conversion.

1.4	“Liquidation Event” means (a) the dissolution of Issuer or (b) the merger or consolidation of Issuer with another corporation or entity, the sale or conveyance by Issuer to another corporation or other entity of all or substantially all of the assets of Issuer, or another corporate reorganization of Issuer, in each case in which the stockholders of Issuer immediately prior to such consolidation, merger, reorganization or sale would own capital stock of the entity surviving such merger, consolidation, reorganization or sale representing less than fifty (50%) percent of the combined voting power of the outstanding securities of such successor (including the entity which acquires all or substantially all of the assets) or combined entity immediately after such consolidation, merger, reorganization or sale.

1.5	“PIPE Financing” means the private placement of equity, equity equivalent, convertible debt or debt financing in which Issuer receives gross proceeds, in one or more transactions, of at least Four Million Dollars ($4,000,000).

1.6	“PIPE Securities” means the securities to be issued by Issuer in the PIPE Financing.

2. Conversion of Unit; Issuance of Securities. The Unit shall convert into securities of the Issuer upon the first to occur of the following events and otherwise on the following terms:

2.1	the first anniversary of the Effective Date, on which date Issuer shall issue to Investor a number of shares of Common Stock equal to the Convertible Amount divided by the Conversion Price, with any fractional number of Shares rounded up;

2.2	the closing of a PIPE Financing, on which date Issuer shall issue to Investor a number of PIPE Securities equal to the Convertible Amount divided by the per unit purchase price of such PIPE Securities, with any fractional number of PIPE Securities rounded up, and Investor shall have the benefit of, and agree to be bound by (by signing all instruments required to be signed by other investors in the PIPE Financing), all of the same terms and conditions as the other investors in the PIPE Financing (except those designating governance rights to specified investors, those that do not apply to Investor because of the size of the investment in PIPE Securities, or other provisions that do not apply to Investor due to bona fide objective criteria established in the PIPE Financing);

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2.3.	at any time prior to the first anniversary of the Effective Date, the delivery by Issuer of notice to Investor of Issuer’s election to convert this Unit into Shares, on which date Issuer shall issue to Investor a number of Shares equal to the Convertible Amount divided by the Conversion Price, with any fractional shares rounded up; or

2.4	the effective date of a Liquidation Event, on which date Issuer shall issue to Investor a number of Shares equal to the Convertible Amount divided by the Conversion Price, with any fractional shares rounded up.

3. Conversion Procedures. Upon conversion of the Unit as provided in Section 2 hereof, Investor shall surrender this Agreement, appropriately endorsed, to Issuer at Issuer’s principal office, accompanied by written notice to Issuer setting forth the name or names (with address(es)) in which the securities issuable upon such conversion shall be issued and registered on the books of Issuer. This Agreement shall be marked cancelled on the books of Issuer as of the date of conversion, whether or not surrendered.

4. Other Assurances. Issuer shall not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Issuer, but shall at all times in good faith assist in the carrying out of all the provisions of this Agreement and in taking of all such actions as may be necessary or appropriate in order to protect the rights of Investor herein against impairment.

5. Reservation of Shares. The Issuer covenants that it will at all times reserve and keep available out of its authorized and unissued Shares solely for the purpose of issuance upon conversion of the Unit, free from preemptive rights or any other actual contingent purchase rights of persons other than Investor, not less than such number of Shares as shall be issuable upon the conversion of the Convertible Amount. The Issuer covenants that all Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

6. Miscellaneous.

6.1 Transferability. This Agreement shall not be transferable in any manner without the express written consent of Issuer, which consent may not be unreasonably withheld.

6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer:

Innovus Pharmaceuticals, Inc.

4275 Executive Square, Suite 200

San Diego, CA 92037

Facsimile: (858) 964-2301

If to Investor:

Name: _____________

Address: ___________

Tel: _______________

Fax: _______________

6.3 Entire Agreement; Exercise of Rights. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by each of the parties; and no waiver of any provision of this Agreement, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of a party to exercise, and no delay in exercising, any right under this Agreement, or any agreement contemplated hereby, shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement, or any agreement contemplated hereby, preclude any other or further exercise thereof or the exercise of any other right.

6.4 Securities Representations. Investor is acquiring the Unit for Investor’s own account for purposes of investment, and not as a nominee or agent or otherwise for any other person or with a view to the distribution thereof or dividing all or any part of its interest therein with any other person. Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Investor is able to bear the economic risk of holding the Unit and any securities issuable upon the conversion thereof for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Investor acknowledges that the sale of the Unit (a) has not been registered under applicable laws (including the Securities Act, and any state, local or foreign securities laws) and that the Unit and any securities issuable upon conversion thereof may not be transferred without registration under, pursuant to an exemption from or in a transaction not subject to, all applicable laws, (b) was not accompanied by the publication of any advertisement and (c) was not effected by or through a broker-dealer in a public offering.

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6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California, applicable to agreements made and to be performed entirely in such state.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INNOVUS PHARMACEUTICALS, INC.

By:____________________________________
Name: Bassam Damaj, Ph.D.
Title: President & CEO

INVESTOR
_________________________________________

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